CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event:  March 2, 2009
(date of earliest event reported)

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-22128D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 2, 2009 the Company entered into a Stock Exchange Agreement with AmeriResource Technologies, Inc. to exchange 100,000 shares of the Company’s Series C Preferred Stock for Series F Preferred Stock of AmeriResource with a stated conversion value of $500,000.  The shares of both companies will be issued with restrictive legends and carry no guarantee of future value and thus the exchange carries a significant risk of the loss of investment by the Company in the preferred stock of AmeriResource.  The agreement will be handled as a private sale exempt from registration under Rule 506 of Regulation D and the Securities Act of 1933.

On March 12, 2009 the Company entered into a Stock Exchange Agreement with Seamless Corporation to exchange 200,000 shares of the Company’s Series C Preferred Stock for 1,000,0000 Series C Preferred Stock of Seamless with a stated conversion value of $1,000,000.  The shares of both companies will be issued with restrictive legends and carry no guarantee of future value and thus the exchange carries a significant risk of the loss of investment by the Company in the preferred stock of Seamless.  The agreement will be handled as a private sale exempt from registration under Rule 506 of Regulation D and the Securities Act of 1933.

On March 12, 2009 the Company entered into a Stock Exchange Agreement with 1st Global Financial Corp. to exchange 200,000 shares of the Company’s Series C Preferred Stock for Preferred Stock of  1st Global with a stated conversion value of $1,000,000.  The shares of both companies will be issued with restrictive legends and carry no guarantee of future value and thus the exchange carries a significant risk of the loss of investment by the Company in the preferred stock of 1st Global.  The agreement will be handled as a private sale exempt from registration under Rule 506 of Regulation D and the Securities Act of 1933.

ITEM 8.01	OTHER EVENTS

As March 19, 2009 the Company is reporting that a total of 5,136,688,673 shares of its common stock are issued and outstanding.

ITEM 9.01    Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

10. 05	3	Stock Exchange Agreement between the Company and AmeriResource Technologies, Inc.

10. 06	8	Stock Exchange Agreement between the Company and Seamless Corporation.

10. 07	13	Stock Exchange Agreement between the Company and 1st Global Financial Corp.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 19th day of March, 2009.

 Nexia Holdings, Inc.

 /s/ Richard Surber         .
Richard Surber, President